Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 20, 2021, with respect to the consolidated financial statements of Banco Inter S.A., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

Belo Horizonte, Brazil
November 2, 2021